Exhibit 10.26

ZEN Building
201 Fuller Road, 6th Floor
Albany, NY 12203
tel 518.810.0700
commercehub.com

PERSONAL AND CONFIDENTIAL
October 26, 2017

This is a Release and Separation Agreement (the “Agreement”) between Gary Nafus (hereinafter, “Employee,” “you” or “your”) and Commerce Technologies, LLC, as successor to Commerce Technologies, Inc. (“CommerceHub” and, together with each of its direct or indirect parents, subsidiaries and affiliates, the “Company Entities”). This Agreement will become effective only if you execute and deliver a signed copy of this Agreement by email PDF to CommerceHub’s General Counsel as provided in Section 15 below not later than twenty-one (21) days following the date set forth above and the Revocation Period specified in Section 15 below expires without you revoking this Agreement (such conditions collectively, the “Effectiveness Conditions”).

This Agreement confirms that your employment with CommerceHub will terminate effective October 30, 2017 (the “Date of Termination”). You and CommerceHub wish to conclude your employment relationship on an amicable basis. Accordingly, for good and valuable consideration as provided for in this Agreement, and intending to be legally bound. you and CommerceHub agree as follows.

1.     Severance Payment; Cancellation of Clawback. As consideration for your entering into this Agreement CommerceHub agrees to pay you $160,000.00 in the aggregate, reduced by all required payroll deductions and withholdings (the “Severance Amount”). CommerceHub will pay you the Severance Amount in a single lump-sum payment within the 30-day period following the expiration of the Revocation Period (as defined below), provided that CommerceHub does not receive a Revocation Notice (as defined below) prior to the expiration of the Revocation Period (unless otherwise required by law).

Additionally, with regard to the portion of your target annual bonus for 2017 in the amount of $121,875 (the “Prepaid Bonus Amount”) that was previously provided to you pursuant to your offer letter dated March 8, 2017 (the “Offer Letter”), subject to and contingent upon the satisfaction of the Effectiveness Conditions, CommerceHub agrees to waive its right to require you to repay (and you shall no longer be obligated to repay) the Prepaid Bonus Amount, notwithstanding the repayment obligation set forth in the Offer Letter that would otherwise have required your repayment of the Prepaid Bonus Amount in the event that you did not remain employed with CommerceHub through the first anniversary of your start date.

2.     Unemployment Compensation. Although approving unemployment insurance benefits is a decision made by the applicable governmental, judicial or administrative body having jurisdiction over such matters (“Governing Authority”), CommerceHub will not contest your claim for unemployment compensation if you file one. For greater clarity, the foregoing will not, and is not intended to, restrict or otherwise interfere with CommerceHub’s ability and obligation to comply with applicable law and to respond adequately and truthfully to inquiries from any Governing Authority.

3.     Vacation Pay. CommerceHub will pay you for your accrued, but unused paid time off (“PTO”) up to the maximum number of hours you are eligible to accrue per CommerceHub’s PTO policy (unless otherwise required by law), reduced by all required payroll deductions and withholdings, within the 30-day period following the Date of Termination (unless otherwise required by law), per the guidelines in the PTO policy.

4.     Benefits. Your medical, vision and dental benefits provided to you as a CommerceHub employee will end on the Date of Termination. Under separate cover, a COBRA letter will be provided to you by CommerceHub or its COBRA vendor. Should you make a timely election to continue health care coverage pursuant to COBRA, your coverage for the plans elected will retroactively take effect from the date that your CommerceHub medical benefits ended, and CommerceHub will cover the applicable premium required for COBRA continuation coverage for you (and your spouse and eligible dependents, as applicable, if they were covered under the applicable insurance immediately prior to the termination of your employment) until the earlier of the date you receive equivalent coverage from a successor employer, or November 30, 2018. Your election of COBRA benefits should be sent directly to CommerceHub. Further instructions and costs will be outlined in your COBRA materials. All other benefits provided to you as a CommerceHub employee will terminate as of the Date of Termination. If you participate in CommerceHub’s Employee Stock Purchase Plan (the “ESPP”), any contributions you have made during the current offering period will be refunded to you within the 30-day period following the Date of Termination (unless otherwise required by law).

5.         Return of Company Property. You agree to return promptly to CommerceHub all Company Entity property that is in your possession or otherwise under your control, including, without limitation, any of CommerceHub’s and its customers’ documentation and records (including all copies thereof), any personal computing devices, mobile devices and accompanying passwords and data (including any and all copies thereof), other equipment, corporate credit cards and office keys and/or badges. If you have used your personal accounts or devices for company business, you will promptly forward to your manager any work-related communications through your personal accounts or devices prior to the Date of Termination, and irretrievably delete such communications from your personal accounts and devices once CommerceHub has confirmed receipt.

6.         Release of Claims. Except as set forth in Section 8 below, in consideration of the payments and benefits described herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, you, for yourself, your marital community, heirs, beneficiaries, assigns and legal successors in interest, agree to fully and forever release, discharge, indemnify and hold harmless each of the Company Entities (including, without limitation, CommerceHub, Inc., Commerce Technologies, LLC and each of their direct or indirect parents, subsidiaries, and affiliates), and their respective directors, officers, shareholders, controlling persons, employees, agents, attorneys, and insurers, predecessors in interest, and successors in interest, and any affiliate of any of the foregoing (collectively, the “Released Persons”) of and from, and you hereby waive, any and all claims, suits, demands, actions and/or other causes of action, whether for contribution or indemnification, debts or other sums of money, covenants, contracts, agreements, promises, damages, judgments, settlements, fines, penalties, attorney’s fees, costs, or any other demands, liabilities or obligations of any kind or nature whatsoever, in law or at equity, asserted or unasserted, known or unknown, which you now have, ever had, or ever claimed to have had (collectively “Claims”) against any of the Released Persons, occurring up to and including the date that you sign this Agreement, including, without limitation, any Claims arising out of, connected with, or in any way related to your employment with CommerceHub and/or the termination thereof, other than your right to receive the Severance Amount (and your right to not repay the Prepaid Bonus) pursuant to Section 1 above, payment for accrued PTO (if any) under Section 3 above, and payment for contributions to the ESPP (if any) under Section 4 above, and to potentially receive reimbursement for COBRA payments pursuant to Section 4 above in accordance with the terms of this Agreement. You acknowledge and agree that this release, discharge, indemnification and waiver includes, without limitation, any Claim based on any principles of common law (tort, contract, or otherwise), or on any foreign, federal, state, or local law, statute, regulation or ordinance, including those relating to age, sex, race, disability, religion, national origin, or other form of discrimination, retaliation, or any other employment related matter, including without limitation any Claims under the National Labor Relations Act; the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act; the Family and Medical Leave Act of 1993; and any other state or local laws and regulations of any kind. This release does not affect your entitlement to any vested accrued benefit to which you may be entitled under any employee benefit plan subject to ERISA or your right to enforce the terms of this Agreement.

You are expressly advised, and hereby acknowledge that you understand, that you are releasing all claims for discrimination on the basis of age under federal, state and local law, including without limitation the federal Age Discrimination in Employment Act.

You acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims (notwithstanding any statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied that may exist up to and including the date of this Agreement. You acknowledge and agree that this release is an essential and material term of this Agreement, and CommerceHub is entering into this Agreement in reliance on such release. You further agree that if you bring a Claim seeking damages or relief against any Released Person, or if you seek to recover against any Released Person in any Claim brought by a governmental agency on your behalf, the release set forth in this Agreement shall serve as a complete defense to such Claims, and you shall reimburse each Released Person for any attorneys’ fees or expenses or other fees and expenses incurred in defending any such Claim.

You further agree that you will not be entitled to and will disclaim and refuse relief from, or sought by, any administrative agency based upon or investigating any Claim or other matter released in this Agreement to the fullest extent allowed by law and subject to Section 8 below.

Without in any way limiting the generality of the foregoing release of Claims, you agree that, other than the payments and other rights set forth in Sections 1 (Severance Payment Cancellation of Ciawback), 3 (Vacation Pay) and 4 (Benefits) above, you are not entitled to any other compensation, remuneration, bonus, severance, benefit, compensation, payment or incentive (including any capital stock, stock option, stock appreciation right or any other equity-based incentive) or any reimbursement of any expenses of any kind or nature or expectation of remuneration from any Released Person, whether pursuant to any pre-existing or contemporaneous oral or written agreement (including, without limitation, the Offer Letter) or otherwise.

7.                                           No Pending Claims. You represent that you have not filed, claimed or caused or permitted to be filed or claimed, any action for legal or equitable relief (including damages, injunctive, declaratory, monetary or other relief) involving any Claim or other matter released in this Agreement. Notwithstanding anything in this Agreement to the contrary, CommerceHub shall have no obligation to make any of the payments specified in Sections 1 and 4 above (if any) if you breach this Agreement in any material respect or file, claim or cause or permit to be filed or claimed, any action for legal or equitable relief (including damages, injunctive, declaratory, monetary or other relief) involving any Claim or other matter released in this Agreement.

8.                                           Protected Activity. Nothing in this Agreement shall be deemed to prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or any other federal, state or local governmental agency charged with enforcement of any law. You understand that you retain the right to participate in any such action and to communicate with government agencies and such communication can be initiated by you or in response to the government and is not limited by any non-disparagement or confidentiality obligation under this Agreement. This Agreement, however, does operate to prevent you from seeking or recovering monetary damages or other individual-specific relief in connection with any such investigation or proceeding. Nothing in this Agreement (including the release of Claims set forth in Section 6 above and the confidentiality obligations set forth in the Employment Agreement referenced in Section 9 below) shall be construed to prohibit you from communicating with the United States Securities and Exchange Commission (“SEC”) about possible securities law violations concerning any Company Entities or any other company or from participating in any monetary recovery that may be offered by the SEC or other agency or body of the

United States government in connection with any such securities law complaint or charge, including under Section 21F of the Securities Exchange Act of 1934, as amended.

9.         Confirmation of Prior Agreement. You acknowledge that you continue to be bound by the obligations set forth in your Non-Disclosure, Trade Secret Protection and Developments Agreement dated April 5, 2017 (the “Employment Agreement”), including, without limitation, the obligations regarding confidentiality, non-solicitation and other post-employment activities set forth in the Employment Agreement. In addition, you agree that the Confidential Information protected under the Employment Agreement includes the existence and the terms and conditions of this Agreement, any information relating in any way to the released Claims and any discussions relating in any way to resolution of any such Claims.

Notwithstanding the foregoing, you may disclose the existence, and the terms and conditions, of this Agreement (i) to your spouse or (ii) in the context of a privileged communication to your accountant or your attorney, in each case, who is obligated to maintain such information in accordance with this Agreement and in accordance with applicable professional canons restricting the disclosure of client confidences.

In addition, except as set forth in Section 8 above, in the event you are legally compelled to disclose any Confidential Information under an order of a court of competent jurisdiction or other governmental agency, entity or tribunal with subpoena authority, you may disclose only that portion of the Confidential Information that your legal counsel advises you in writing that you are legally compelled to disclose and you will promptly notify CommerceHub by sending written notice to the attention of its General Counsel, prior to any such disclosure so that CommerceHub may take any action it deems necessary or desirable to assure confidential treatment of any such Confidential Information. The federal Defend Trade Secrets Act of 2016 provides immunity from state and federal civil or criminal liability for you if you disclose a trade secret (a) In confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, but in either case only if the disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed with a court in a lawsuit or other proceeding, if the filing of that document is made under seal, and any other disclosure of the trade secret made by you is only as allowed by the court.

Nothing in this Agreement will be deemed to prohibit you from disclosing to any potential employer, or to any employment agency or employment counselor, the fact that you are legally prohibited from disclosing Confidential Information as set forth in this Agreement and the Employment Agreement.

10.  Your Availability and Cooperation. You agree to make yourself reasonably available from time to time upon request by CommerceHub for your assistance in connection with any matter related, directly or indirectly, to your former employment, without additional consideration for any such assistance. You further agree and understand that you will make yourself available, cooperate in any reasonable manner, and provide assistance in connection with any investigation, litigation or other legal proceeding which relates to your previous employment. CommerceHub will work to ensure that the cooperation or assistance requested from you will not unreasonably interfere with any subsequent employment you obtain. If CommerceHub requests such cooperation, CommerceHub will reimburse you for your reasonable and pre-approved out-of-packet expenses incurred in connection therewith.

11.  Your Acknowledgement; Equitable Relief. You acknowledge that the types and period of restrictions imposed on you in this Agreement and the Employment Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of CommerceHub. You recognize that your access to Confidential Information makes it necessary for CommerceHub to restrict your post-employment activities as provided herein and in the Employment Agreement because your access to Confidential Information could be used to the Company Entities’ detriment. You also acknowledge and agree that if you should breach the covenants, restrictions or agreements contained in this Agreement and in the Employment Agreement, irreparable loss and injury would result to one or more of the Company Entities and that damage arising out of such a breach may be difficult or impossible to ascertain. Accordingly, you agree that, in addition to all other remedies provided at law or in equity, CommerceHub may petition and obtain from a court of law or equity all appropriate temporary, preliminary and permanent injunctive relief without the necessity of posting a bond or other security, except as may be required by state law.

12.       Communication About You; No Disparagement and No Admission. Upon inquiry from a prospective employer regarding a former CommerceHub employee, CommerceHub confirms the dates of employment for the former employee in question and does not provide any other information or opinion regarding the former employee. You agree that at all times you will refrain from negative commentary or any disparaging statements about CommerceHub, unless such statements are required to give truthful testimony under oath. Neither CommerceHub’s agreement to pay to you the amounts provided for in this Agreement nor any other covenant or agreement of CommerceHub under this Agreement constitutes, and will not be deemed, construed or interpreted in whole or in part to constitute, an admission of guilt, culpability, wrongdoing or liability on the part of CommerceHub in connection with any Claims against CommerceHub or with respect to any other matter involving any of the Company Entities.

13.       Social Media Platforms. From and after the Date of Termination, you agree to remove from your accounts on any social media platform or networking site (including, but not limited to, Twitter, Facebook, and LinkedIn) any statement or inference that you are currently employed by CommerceHub or any of the Company Entities.

14.       Choice of Law; Venue; Severability; Waiver, Integration and Counterparts. This Agreement will be interpreted in accordance with the laws of the State of New York as applicable to agreements wholly performed therein, but without reference to the conflicts of law provisions thereof. An action to enforce this Agreement may only be brought in the United States District Court for the Northern District of New York or the Supreme Court of New York State, County of Albany. In the event that any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision which so far as possible achieves the parties’ intent in agreeing to the original provision. Any waiver by either party of any right to receive the benefit of or enforce any term or condition of this Agreement will not be deemed a continuing waiver of such right. This Agreement and the Employment Agreement constitute your entire understanding with CommerceHub as regard their subject matter, and supersede and extinguish all prior and/or contemporaneous oral and/or written understandings between you and CommerceHub regarding their subject matter. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and at of which together shall constitute one and the same agreement. This Agreement and any Revocation Notice may be executed by facsimile signatures and may be delivered by the exchange of counterparts of signature pages by means of email PDF transmission with an original signed version sent separately by mail promptly thereafter.

15.       Consideration Period and Revocation Period. By providing you this Agreement CommerceHub is informing you that you have the right to consider the terms and conditions of this Agreement for a period not exceeding twenty-one (21) days prior to entering into this Agreement_ CommerceHub and you agree that changes, whether material or immaterial, to this Agreement do not restart the running of such consideration period. You also understand that you have the right to revoke this Agreement during the seven (7) day period following the date you sign this Agreement (the “Revocation Period”) by giving CommerceHub written notice of your revocation (the “Revocation Notice”) via email PDF to CommerceHub’s General Counsel by not later than the expiration of the Revocation Period, with an original signed version of the Revocation Notice sent by mail promptly thereafter. By signing this Agreement, you certify that you have read the terms of this Agreement, that you have been advised by CommerceHub to consult an attorney of your own choice prior to executing this Agreement, that you have had an opportunity to do so, and that you understand this Agreement’s terms, conditions and effects, including the waiver and release; you are receiving consideration from CommerceHub that you would not otherwise be entitled to receive; you knowingly and voluntarily enter into this Agreement without fraud, duress, or any undue influence; and you are not waiving any rights or claims that may arise after the date the Agreement is executed. You acknowledge that this Agreement will not become effective and, except as otherwise required by law (including with respect to PTO pay described above), CommerceHub will not pay you any amounts provided for in this Agreement: (a) if CommerceHub receives the Revocation Notice prior to the expiration of the Revocation Period; and (b) until the expiration of the Revocation Period and only if CommerceHub did not receive the Revocation Notice during the Revocation Period.

Commerce Technologies, LLC
(as successor to Commerce Technologies Inc.)

		By:	/s/ Douglas Wolfson
		Name:	Douglas Wolfson
		Title:	General Counsel and Secretary

ACKNOWLEDGED AND AGREED:

Signature:	/s/ Gary Nafus
Printed Name:	Gary Nafus
Date:	October 27, 2017